EXHIBIT 99.1

Innovation1 Biotech Appoints Chief Scientific Officer

Andrew L. Salzman, M.D. to its Board of Directors

NEW YORK, August 11, 2022 — Innovation1 Biotech Inc. (OTCQB: IVBT) (“Innovation1” or the “Company”), a small molecule drug discovery company focused on the clinical development of modified Schedule 1 molecules of botanical origin, today announced the appointment of the Company’s Chief Science Officer, Andrew L. Salzman, M.D., to its Board of Directors.

Dr. Salzman is a physician, scientist, inventor, and biomedical entrepreneur with more than 30 years’ experience in biomedical drug discovery and development. He has authored 175 peer-reviewed scientific publications and holds 60 patents in the fields of medicine, pharmacology, organic chemistry, and medical devices. Dr. Salzman has received continuous National Institutes of Health (NIH) funding since 1993, authoring 75 federal grants and receiving $160 million in federal grant and contract funding. He earned his Doctor of Medicine degree from Harvard Medical School after completing undergraduate training at Yale College. Dr. Salzman completed his pediatric internship and residency at Columbia University, and post-doctoral fellowships in pediatric critical care, neonatal critical care, immunology, mucosal physiology, and pediatric infectious disease at the Weizmann Institute of Science, Boston Children’s Hospital Medical Center, the Massachusetts General Hospital, and Beth Israel Hospital Medical Center.

“Dr. Salzman is already a key member of the Innovation1 team and as we continue to advance our portfolio, it’s only fitting that his position is advanced as well to our Board,” said Jeffrey Kraws, CEO of Innovation1 Biotech. “Andrew is an outstanding scientist and researcher and his expertise and experience will be invaluable as we pursue our mission to develop novel therapeutic approaches. We were patient in our selection process as we wanted the best scientific candidate on our Board to advance our pipeline.”

Dr. Salzman is an internationally recognized authority on free radical and oxidant mediated tissue injury. He founded and led the Division of Critical Care Medicine at Cincinnati Children’s Hospital Medical Center. For the last 20 years he has founded and led biotechnology companies that have invented and developed novel pharmaceutical therapeutics. Among these, he has invented and developed the first PARP inhibitor (INO-1001, licensed to Genentech), the first adenosine 1 receptor agonist to enter clinical trials (trabadenoson, resulting in a NASDAQ IPO), and the first recombinant cystathionine beta synthase enzyme for classical homozygous homocystinuria (Pegtibatinase sold to Travere Therapeutics).

"Innovation1’s clinical portfolio holds significant potential to transform botanical Schedule 1 molecules into fully synthetic drugs that can be safely, reliably and consistently delivered to patients. I look forward to continuing to apply my knowledge and experience in  developing therapies that can make a real difference in people’s lives," said Dr. Salzman.

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The Company’s portfolio includes five proprietary preclinical prodrugs, all fully synthetic without connection to botanical sourcing: a mushroom-derived psychedelic molecule for treatment of post-traumatic stress disorder and depression, a novel cannabinoid and tree bark derived psychedelic for treatment of addiction and three additional novel cannabinoid prodrugs addressing clinical indications of refractory pediatric epilepsy, hypertrophic scarring after burn wound injury, and ocular inflammation of the cornea and anterior uvea. In addition, Innovation1’s nutraceutical complex, Mioxal, is designed and formulated to contribute and help maintain normal energy metabolism, improve mood and reduce fatigue for those suffering from fibromyalgia and chronic fatigue syndrome.

For more information on Innovation1, please visit the Company’s website at www.innovation1bio.com.

About Innovation1 Biotech

Innovation1 Biotech Inc. is a small molecule drug discovery company focused on the clinical development of modified Schedule 1 molecules of botanical origin, where there is the opportunity to create breakthrough advances in diseases of unmet medical need. The Company’s portfolio includes five proprietary, fully synthetic preclinical prodrugs addressing independent clinical indications: a mushroom-derived psychedelic molecule for treatment of post-traumatic stress disorder and depression, a novel cannabinoid and tree bark derived psychedelic for treatment of addiction and three additional novel cannabinoid prodrugs addressing clinical indications of refractory pediatric epilepsy, hypertrophic scarring after burn wound injury, and ocular inflammation of the cornea and anterior uvea. Innovation1 also owns a currently approved nutraceutical complex specially designed and formulated to contribute and help maintain normal energy metabolism, improve mood, and reduce fatigue for those suffering from fibromyalgia and chronic fatigue syndrome.

Forward Looking Statements

Except for historical information contained herein, statements in this release may be forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to Innovation1 Biotech Inc. (the "Company") or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company's filings with the Securities and Exchange Commission. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as (i) the development and protection of our brands and other intellectual property, (ii) the need to raise capital to meet business requirements, (iii) significant fluctuations in marketing expenses, (iv) the ability to achieve and expand significant levels of revenues, or recognize net income, from the sale of our products and services, (v) the Company's ability to conduct the business if there are changes in laws, regulations, or government policies related to cannabis, (vi) management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and (vii) other risks and information that may be detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in our filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statements, to reflect events or circumstances that arise after the date hereof unless required by applicable laws, regulations or rules.

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Contact Information:

Jeffrey Kraws, CEO

Innovation1 Biotech

jkraws@innovation1bio.com

Investor Relations:

Scott Eckstein

KCSA Strategic Communications

innovation1@kcsa.com

Tel: 212-896-1210

Media Relations:

McKenna Miller

KCSA Strategic Communications

mmiller@kcsa.com

Tel: 347-487-6197

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